                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   ROGUE WAVE SOFTWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                           ROGUE WAVE SOFTWARE, INC.
                       4900 Pearl East Circle, Suite 107
                               Boulder, CO 80301

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 20, 1998
                            ------------------------

TO THE STOCKHOLDERS OF ROGUE WAVE SOFTWARE, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Rogue Wave Software, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, January 20, 1998 at 9:00 a.m. local time at the Company's offices at 4900 Pearl East Circle, Suite 107, Boulder, Colorado 80301 for the following purpose:

    1. To elect directors to hold office for the ensuing year and until their successors are elected;

    2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending September 30, 1998;

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on December 2, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors
                                          Robert M. Holburn, Jr.
                                          SECRETARY

Corvallis, Oregon
December 11, 1997

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           ROGUE WAVE SOFTWARE, INC.
                       4900 Pearl East Circle, Suite 107
                               Boulder, CO 80301

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                JANUARY 20, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Rogue Wave Software, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on January 20, 1998, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 4900 Pearl East Circle, Suite 107, Boulder, CO 80301. The Company intends to mail this proxy statement and accompanying proxy card on or about December 11, 1997, to all Stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on December 2, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 2, 1997 the Company had outstanding and entitled to vote 8,407,650 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4900 Pearl East Circle, Suite 107, Boulder, CO 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's next Annual Meeting of Stockholders must be received by the Company not later than August 13, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to director nominations.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and Bylaws provide that the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. Each director shall be elected at each annual meeting of stockholders for a term of one year. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of six members. Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the next Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

NOMINEES

    The name of the nominees and certain biographical information about them are set forth below:

NAME                                                  AGE                              POSITION
------------------------------------------------      ---      ---------------------------------------------------------
Thomas Keffer, Ph.D.(1).........................          45   President, Chief Executive Officer and Chairman of the
                                                               Board
Michael Scally..................................          46   Chief Operating Officer and Director
Thomas M. Atwood................................          48   Director
Louis C. Cole...................................          53   Director
Richard P. Magnuson(1)(2).......................          41   Director
Thomas H. Peterson(1)(2)........................          41   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    Set forth below is biographical information for each person nominated.

THOMAS KEFFER, PH.D.

    Dr. Keffer, President, Chief Executive Officer and Chairman of the Board of Directors, has been with the Company since its inception in 1989. Dr. Keffer was a founder of the Company. Prior to 1989, Dr. Keffer was an Assistant Professor of Oceanography at the University of Washington. Dr. Keffer received his Ph.D. in Physical Oceanography from Oregon State University and his B.A. from Cornell University.

MICHAEL SCALLY

    Michael Scally has served as the Chief Operating Officer of the Company since June 1996 and was appointed to the Board of Directors in October 1997. From May 1994 until June 1996, he served as Vice President, National Telesales of Intersolv, a software company. From November 1988 until April 1994, he was the Vice President, General Manager of Carnegie Group Inc., a computer consulting company. Mr. Scally received his B.S. from Michigan Technological University.

THOMAS M. ATWOOD

    Mr. Atwood has been a director of the Company since October 1994. From June 1996 until June 1997, Mr. Atwood was Chief Executive Officer of Cinebase Software, a software company. Prior to that, he founded Object Design, Inc., a software company, in 1988 and served as its Chairman through December 1995.

LOUIS C. COLE

    Mr. Cole has been a director of the Company since July 1997. Mr. Cole is currently the President, Chief Executive Officer and Chairman of the Board of Legato Systems, Inc., a network storage management software company. Prior to that, from March 1987 until July 1988, Mr. Cole served as Executive Vice President of Novell, Inc., a manufacturer of computer networking equipment and software. Mr. Cole also serves as director of Qualix Group, Inc., a software company.

RICHARD P. MAGNUSON

    Mr. Magnuson has been a director of the Company since November 1995. Mr. Magnuson served as a general partner of Menlo Ventures, a venture capital firm, from 1984 until December 1995. Mr. Magnuson also serves as a director of OrCAD, Inc., a software company, California Water Service Company, a water utility, and several privately held companies.

THOMAS H. PETERSON

    Mr. Peterson has been a director of the Company since July 1994. Mr. Peterson has been a general partner of certain venture capital funds associated with El Dorado Ventures, a venture capital company, since May 1991. From 1986 to May 1991, Mr. Peterson was an associate with El Dorado Ventures. Mr. Peterson also serves as a director of several privately held companies.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended September 30, 1997 the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) recommending the independent auditors for the Company, (2) reviewing the scope of the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit, and (4) overseeing the scope and accuracy of the Company's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Company. The Audit Committee is composed of two non-employee directors: Mr. Magnuson and Mr. Peterson. During the fiscal year ending September 30, 1997, the Audit Committee conducted one meeting.

    The Compensation Committee is responsible for continually reviewing the Company's compensation and benefit programs and making recommendations regarding these programs to the Board from time to time. The Committee consists of Dr. Keffer, Mr. Magnuson and Mr. Peterson. The Compensation Committee conducted three meetings during the fiscal year ended September 30, 1997.

    During the fiscal year ended September 30, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending September 30, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of October 31, 1997, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on October 31, 1997;
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                               SHARES BENEFICIALLY
                                                                                                    OWNED(1)
                                                                                            -------------------------
                                                                                            NUMBER OF    PERCENT OF
PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS                                                SHARES        TOTAL
------------------------------------------------------------------------------------------  ----------  -------------
Thomas Keffer.............................................................................   1,317,260         15.7%

Thomas H. Peterson(2).....................................................................     698,598          8.3%

Entities affiliated with
  El Dorado Ventures III, L.P.(3).........................................................     694,987          8.3%
  2400 Sand Hill Road, Suite 100
  Menlo Park, CA 94025

Bankers Trust New York Corporation(4).....................................................     391,800          4.7%
  280 Park Avenue
  New York, NY 10017

Michael Scally(5).........................................................................     100,620          1.2%

Robert M. Holburn, Jr.(6).................................................................      52,359        *

Michael A. Foreman(7).....................................................................      18,304        *

Thomas M. Atwood(8).......................................................................      14,166        *

Richard Magnuson(9).......................................................................      10,277        *

Louis C. Cole(10).........................................................................       1,388        *

All executive officers and directors as a group (8 persons)(11)...........................   2,212,972         25.9%

------------------------

 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 8,374,472 shares outstanding on October 31, 1997, adjusted as required by rules promulgated by the SEC.

(2) Includes all shares held by entities affiliated with El Dorado Ventures III, L.P. ("El Dorado III"). Mr. Peterson, is a general partner of the general partner of the entities affiliated with El Dorado III and may be deemed to share voting and investment power as to all the shares held by the entities affiliated with El Dorado III (described in note (3) below), and therefore, may be deemed to be a beneficial owner of such shares. Mr. Peterson disclaims beneficial ownership of any such shares except to the extent of his partnership interest therein. Also, includes 3,611 shares subject to stock options held by Mr. Peterson that are exercisable within 60 days of October 31, 1997.

(3) Represents 660,594 shares held by El Dorado III, 22,159 shares held by El Dorado Technology IV, L.P. and 12,233 shares held by El Dorado C&L Fund, L.P. Mr. Peterson, a director of the Company, is a general partner of the El Dorado Venture Partners III, the general partner of the entities affiliated with El Dorado III.

(4) Based solely on information obtained from a filing made on Schedule 13G with the SEC. Bankers Trust New York Corporation wholly owns Bankers Trust Company ("BTC"). BTC has dispository power over the shares.

(5) Includes 100,620 shares issuable pursuant to options exercisable within 60 days of October 31, 1997

(6) Includes 42,359 shares issuable pursuant to options exercisable within 60 days of October 31, 1997.

(7) Represents 1,500 shares held by Mr. Foreman's minor children, for which Mr. Foreman has sole voting power, and 16,804 shares issuable pursuant to options exercisable within 60 days of October 31, 1997.

(8) Represents 14,166 shares issuable pursuant to options exercisable within 60 days of October 31, 1997.

(9) Represents 6,666 shares held by Richard P. and Amy C. Magnuson, Trustees of the Magnuson Revocable Trust dated 1/14/94 and 3,611 shares issuable pursuant to options exercisable within 60 days of October 31, 1997.

(10) Represents 1,388 shares issuable pursuant to options exercisable within 60 days of October 31, 1997.

(11) Includes 182,559 shares of Common Stock issuable pursuant to exercise of outstanding options and warrants within 60 days of October 31, 1997, as described in the notes above, as applicable.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with their attendance at Board and committee meetings. In October 1994, Mr. Atwood was granted an option to purchase 13,333 shares of the Company's Common Stock at an exercise price of $0.15 per share. In November 1996, Messrs. Atwood, Magnuson and Peterson were each granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $12.00 per share. In July 1997, Mr. Cole was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $12.50 per share. Each such grant was made pursuant to the 1996 Equity Incentive Plan (or its predecessor).

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows for the fiscal year ended September 30, 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other three most highly compensated executive officers at September 30, 1997 and one former executive officer who departed from the Company during fiscal year 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                                ANNUAL COMPENSATION     SECURITIES      ALL OTHER
NAME AND PRINCIPAL                                            -----------------------   UNDERLYING    COMPENSATION
POSITION                                                      SALARY ($)   BONUS ($)    OPTIONS(#)       ($)(1)
------------------------------------------------------------  ----------  -----------  -------------  -------------
Thomas Keffer ..............................................  $  160,000   $       0              0    $     7,876
 President, Chief Executive Officer and Chairman of the
 Board

Robert M. Holburn, Jr. .....................................  $  118,336   $   2,500         20,000    $     6,400
 Chief Financial Officer and Secretary

Michael Scally .............................................  $  182,296   $       0        100,000    $    66,783(2)
 Chief Operating Officer

Michael A. Foreman .........................................  $  130,000   $       0              0    $     5,489
 Vice President, Development

Dan Whitaker ...............................................  $  116,000   $       0         16,666    $     2,765
 Former Vice President Marketing

------------------------

(1) Consists of amounts received pursuant Company's Profit Sharing Plan, 401(k) Company Matching Funds, life insurance premiums and employee stock purchase plan proceeds, as applicable.

(2) Includes relocation compensation of $54,643.

STOCK OPTION GRANTS AND EXERCISES

    The Company has granted incentive stock options to its executive officers under the 1996 Equity Incentive Plan.

    The following tables show for the fiscal year ended September 30, 1997, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                   -----------------------------------------------------------    POTENTIAL REALIZABLE
                                     NUMBER OF                                                  VALUE AT ASSUMED ANNUAL
                                    SECURITIES                                                    RATES OF STOCK PRICE
                                    UNDERLYING       % OF TOTAL       EXERCISE                  APPRECIATION FOR OPTION
                                      OPTIONS      OPTIONS GRANTED     OR BASE                         TERM($)(4)
                                      GRANTED      TO EMPLOYEES IN      PRICE      EXPIRATION   ------------------------
NAME                                  (#)(1)       FISCAL YEAR(2)     ($/SH)(3)       DATE          5%          10%
---------------------------------  -------------  -----------------  -----------  ------------  ----------  ------------
Mr. Holburn......................       20,000              2.2%      $   8.250     10/23/2006  $  103,768  $    262,968
Mr. Scally.......................       20,000              2.2%      $   8.250     10/23/2006  $  103,768  $    262,968
                                        80,000              8.8%      $   9.625      4/30/2007  $  489,249  $  1,227,182
Mr. Whitaker.....................       16,666              1.8%      $   8.250     10/23/2006  $   86,470  $    219,131

------------------------

(1) Options shown were granted under the Company's 1996 Equity Incentive Plan. Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination upon the optionee's cessation of service with the Company. Fifty percent (50%) of any unvested options become immediately exercisable if there is a change in control.

(2) Based on options to purchase 908,258 shares granted to employees in fiscal year 1997, including grants to the Named Executive Officers.

(3) The exercise price is equal to the fair market value of the Common Stock on the date of grant, based on the closing sales price as reported on the Nasdaq National Market.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND SEPTEMBER 30, 1997 OPTION
                                     VALUES

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING          VALUE OF UNEXERCISED
                                      SHARES                      UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                    ACQUIRED ON      VALUE           AT FY-END (#)          AT FY-END ($)(2)
                                     EXERCISE       REALIZED         EXERCISABLE/             EXERCISABLE/
NAME                                    (#)          ($)(1)          UNEXERCISABLE            UNEXERCISABLE
----------------------------------  -----------  --------------  ---------------------  -------------------------
Mr. Holburn.......................      20,000    $    247,000       22,359 /  60,972        $245,335 /  $542,471
Mr. Scally........................      25,000    $    145,000       49,998 / 224,998       $349,986 / $1,314,986
Mr. Foreman.......................           0             N/A       13,333 /  39,999        $ 83,331 /  $249,994
Mr. Whitaker......................     201,167    $  2,518,895       18,784 /  74,548        $255,181 /  $877,990

------------------------

(1) Based on the fair market value per share of Common Stock (the closing sales price reported by the Nasdaq National Market) at the date of exercise, less the exercise price.

(2) Based on the fair market value per share of Common Stock ($13.75) at September 30, 1997, less the exercise price, multiplied by the number of shares underlying the option.

1996 EQUITY INCENTIVE PLAN

    The essential features of the Company's 1996 Equity Incentive Plan (the "1996 Plan") are outlined below:

GENERAL

    The 1996 Plan provides for the grant of (i) both incentive and nonstatutory stock options, (ii) stock bonuses, (iii) rights to purchase restricted stock and
(iv) stock appreciation rights (collectively, "Stock Awards"). Incentive stock options granted under the 1996 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 1996 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of Stock Awards.

PURPOSE

    The 1996 Plan was adopted by the Board of Directors in June 1996 and was approved by the stockholders in October 1996. The 1996 Plan amends and restates the Company's 1994 Stock Option Plan and the Inmark Stock Option Plan. The 1996 Plan provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

    The 1996 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1996 Plan and, subject to the provisions of the 1996 Plan, to determine the persons to whom and the dates on which Stock Awards will be granted; whether a Stock Award will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock, a stock appreciation right or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; whether a person shall be permitted to receive stock upon exercise of an independent stock appreciation right; and the number of shares with respect to which a Stock Award shall be granted to each such person. The Board of Directors is authorized to delegate administration of the 1996 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1996 Plan to the Compensation Committee of the Board. As used herein with respect to the 1996 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

ELIGIBILITY

    Incentive stock options and stock appreciation rights related to incentive stock options may be granted under the 1996 Plan only to selected employees (including officers and directors who are employees) of the Company and its affiliates. Selected employees, non-employee directors and consultants are eligible to receive Stock Awards other than incentive stock options and such stock appreciation rights under the 1996 Plan. Non-employee directors are eligible only for nonstatutory stock options.

    No incentive stock option may be granted under the 1996 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the incentive stock option exercise price is at least 110% of the fair market value of the stock subject to the incentive stock option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 1996 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    Non-employee directors are eligible only for nonstatutory stock options. Each person who becomes a non-employee directors will automatically be granted an option to purchase 10,000 shares of Common Stock on the date of his or her election to the Board. Such options will vest in 36 equal monthly installments. On the date of each annual meeting of the Stockholders of the Company commencing after September 30, 1997, each non-employee director who has continuously served as a non-employee director since the last annual meeting will be granted an option to purchase 3,500 shares of Common Stock, and each other person who is then a non-employee director will be granted an option to purchase a prorated number of shares of Common Stock based on the number of days such person has continuously served as a non-employee director since the last annual meeting. These options will be fully vested when granted.

STOCK SUBJECT TO THE 1996 PLAN

    The Company has reserved a total of 3,000,000 shares of Common Stock for issuance under the 1996 Plan. As of September 30, 1997, 650,151 shares of Common Stock have been issued upon the exercise of options granted under the 1996 Plan, options to purchase 1,839,713 shares of Common Stock at a weighted average exercise price of $6.83 per share were outstanding and 510,136 shares remained available for future option grants. If any Stock Award granted under the 1996 Plan expires or otherwise terminates without being exercised, the Common Stock not purchased pursuant to such Stock Awards again becomes available for issuance under the 1996 Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the 1996 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the 1996 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1996 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information". At September 30, 1997, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $13.75 per share.

    In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the 1996 Plan is deemed to be canceled and a new option granted. Both the options deemed to be canceled and the new options deemed to be granted will be counted against the 1996 Plan share limitation.

    The exercise price of options granted under the 1996 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the 1996 Plan may become exercisable ("vest") in cumulative increments as determined by the Board. Shares covered by options granted in the future under the 1996 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1996 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

    TERM. The maximum term of options under the 1996 Plan is 10 years. Options under the 1996 Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time not exceeding twelve months following such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

    The following is a description of the permissible terms of stock bonuses and restricted stock purchase agreements under the 1996 Plan. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement includes the substance of each of the following provisions as appropriate:

    PURCHASE PRICE. The purchase price under each restricted stock purchase agreement is such amount as the Board may determine and designate in such agreement, but in no event may the purchase price be less than eighty-five percent (85%) of the stock's fair market value on the date such award is made. Notwithstanding the foregoing, the Board may determine that eligible participants in the 1996 Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

    CONSIDERATION. The purchase price of stock acquired pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase;
(ii) at the discretion of the Board or the Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Notwithstanding the foregoing, the Board may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

    VESTING. Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

    TERMINATION OF EMPLOYMENT OR RELATIONSHIP AS A DIRECTOR OR CONSULTANT. In the event a participant's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise re-acquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

STOCK APPRECIATION RIGHTS

    The three types of Stock Appreciation Rights that are authorized for issuance under the 1996 Plan are as follows:

    TANDEM STOCK APPRECIATION RIGHTS. Tandem stock appreciation rights may be granted appurtenant to an option, and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. Tandem stock appreciation rights require the holder to elect between the exercise of the underlying option for shares of stock and the surrender, in whole or in part, of such option for an appreciation distribution. The appreciation distribution payable on the exercised tandem right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the option surrender) in an amount up to the excess of (i) the fair market value (on the date of the option surrender) of the number of shares of stock covered by that portion of the surrendered option in which the optionee is vested over (ii) the aggregate exercise price payable for such vested shares.

    CONCURRENT STOCK APPRECIATION RIGHTS. Concurrent stock appreciation rights may be granted appurtenant to an option and may apply to all or any portion of the shares of stock subject to the underlying option and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. A concurrent right is exercised automatically at the same time the underlying option is exercised with respect to the particular shares of stock to which the concurrent right pertains. The appreciation distribution payable on an exercised concurrent right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the concurrent right) in an amount equal to such portion as shall be determined by the Board at the time of the grant of the excess of (i) the aggregate fair market value (on the date of the exercise of the concurrent right) of the vested shares of stock purchased under the underlying option which have concurrent rights appurtenant to them over (ii) the aggregate exercise price paid for such shares.

    INDEPENDENT STOCK APPRECIATION RIGHTS. Independent stock appreciation rights may be granted independently of any option and are generally subject to the same terms and conditions applicable to nonstatutory stock options. The appreciation distribution payable on an exercised independent right may not be greater than an amount equal to the excess of (i) the aggregate fair market value (on the date of the exercise of the independent right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such independent right, and with respect to which the holder is exercising the independent right on such date, over (ii) the aggregate fair market value (on the date of the grant of the independent right) of such number of shares of Company stock. The appreciation distribution payable on the exercised independent right is in cash or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the independent right.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the 1996 Plan or subject to any Stock Award granted under the 1996 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1996 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The 1996 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization (a "Change-in-Control"), to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the 1996 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue Stock Awards outstanding under the 1996 Plan, or to substitute similar Stock Awards, then the time during which such Stock Awards may be exercised shall be accelerated and the Stock Awards terminated if not exercised during such time. Individual options may contain more liberal vesting acceleration provisions. The options granted to Messrs. Scally, Holburn, Foreman and Whitaker provided that 50% of their unvested options will become immediately exercisable upon a Change-in-Control. The acceleration of a Stock Award in the event of a Change-in-Control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the 1996 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1996 Plan will terminate on June 6, 2006.

    The Board may also amend the 1996 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1996 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

    Under the 1996 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution unless otherwise specified in the option agreement, in which case the nonstatutory stock option may be transferred upon such terms and conditions as set forth in the option, including pursuant to a domestic relations order. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the 1996 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the stock was held. Long-term and mid-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the 1996 Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long, mid or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    RESTRICTED STOCK AND STOCK BONUSES. Restricted stock and stock bonuses granted under the 1996 Plan generally have the following federal income tax consequences:

    Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long, mid or short-term depending on how long the stock was held from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture.

    STOCK APPRECIATION RIGHTS. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness,
Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the 1996 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors"; and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

EMPLOYEE STOCK PURCHASE PLAN

PURPOSE

    The purpose of the Company's Employee Stock Purchase Plan (the "Purchase Plan") is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 251 employees (as of September 30, 1997) who own less than 5% of the Company's outstanding Common Stock are eligible to participate in the Purchase Plan.

    The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

    The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power to delegate administration of such plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan. The Board has delegated administration of the Purchase Plan to the Compensation Committee.

OFFERINGS

    The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The offering period for any offering may be no more than 27 months. The initial offering period commenced on November 21, 1996 and shall end on January 31, 1999. Thereafter, an offering shall begin on February 1 every two (2) years, beginning with calendar year 1999, and shall end on the day prior to the second anniversary of its offering date.

ELIGIBILITY

    Unless otherwise specifically provided in any particular offering, any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period (or the first day of a Purchase Period within an offering period) is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the continuous employ of the Company for such period preceding the first day of the offering period (or the first day of a Purchase Period, as the case may be) as determined by the Board (not to exceed two years). The Board may provide in any offering that officers of the Company who are "highly compensated" as defined in the Code are not eligible to be granted rights under the Purchase Plan.

    Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

    Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employee's earnings during the Purchase Period.

PURCHASE PRICE

    For each Purchase Period, the purchase price per share at which shares are sold under the Purchase Plan will not be less than the lower of (i) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering or, if lower, the first day of such Purchase Period or any previous Purchase Period within the offering, and (ii) 85% of the fair market value of a share of Common Stock on the last day of the Purchase Period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during any Purchase Period, a participant may terminate his or her payroll deductions. A participant may reduce, increase or begin such payroll deductions after the beginning of any offering period, only as provided for in the applicable offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

PURCHASE OF STOCK

    By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed such maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions' and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period, subject to any specific limitations in the offering.

    Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Purchase Plan in its discretion. Unless terminated earlier, the Purchase Plan will terminate at such time that all of the shares subject to the Purchase Plan's reserve have been issued under the terms of the Purchase Plan.

    The Board may also amend the Purchase Plan in its discretion. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act.

    Rights granted before amendment or termination of the Purchase Plan will not be impaired by an amendment or termination of the Purchase Plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

    The Company has reserved a total of 350,000 shares of Common Stock for issuance under the Purchase Plan. As of September 30, 1997, a total of 36,673 shares had been sold under the Purchase plan and 313,327 shares remained available for future issuance. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

    If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term or mid-term capital gain or loss depending on how long the stock was held. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is 20% while the maximum ordinary rate is effectively 39.6% at the present time.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long or short-term depending on how long the stock has been held year.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee consists of Thomas Keffer and outside directors Richard P. Magnuson and Thomas H. Peterson.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in the Company; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (iii) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

    The components of the Company's compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, and (iii) incentive compensation in the form of stock options.

    BASE SALARY. Base salary levels for the Company's executive officers are determined, in part, through comparisons with companies in the software industry, other companies with which the Company competes for personnel, and general geographic market conditions. Additionally, the Committee evaluates individual experience and performance and the overall performance of the Company. The Committee reviews each executive's salary on an annual basis and may increase each executive's salary based on (i) the individual's increased contribution to the Company over the preceding year; (ii) the individual's increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

    ANNUAL CASH BONUSES. The Compensation Committee recommends the payment of bonuses from time-to-time to the Company's employees, including its executive officers, to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives relating to net income. The size of the cash bonus to each executive officer is based on the individual executive's performance during the preceding year.

    EQUITY INCENTIVE PLAN. The Company believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by the Company for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive employees. The Company has historically rewarded its executive employees through the grant of Incentive Stock Options and Nonstatutory Stock Options.

    Incentive Stock Options and Nonstatutory Stock Options are allocated to both executive and non-executive employees on an annual basis by either the Compensation Committee or the Board of Directors. The Company's 1996 Equity Incentive Plan (the "Incentive Plan") provides for the grant of up to 3,000,000 shares of the Company's Common Stock, of which as of September 30, 1997, 650,151 shares have been

------------------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Act of 1934, as amended (the "1934 Act"), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

issued upon the exercise of options, options to purchase 1,839,713 shares were outstanding and 510,136 shares remained available for future grant. Stock options are typically granted with exercise prices equal to the prevailing market value of the Company's common stock on the date of grant, have 10-year terms and are subject to vesting periods established from time to time by the Committee.

    The Compensation Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including:
(i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company's industry; and
(vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

CEO COMPENSATION

    Mr. Keffer's base salary has been and will continue to be adjusted from time-to-time in accordance with the criteria for the determination of executive officer compensation as described above in the section captioned "Base Salary." In setting the compensation for Mr. Keffer for fiscal year 1997, the Company sought to retain a key executive officer with a competitive salary. Mr. Keffer takes no part in discussions relating to his own compensation.

                                          By the Compensation Committee
                                          Thomas Keffer
                                          Richard P. Magnuson
                                          Thomas H. Peterson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, the Company's compensation committee consists of Messrs. Keffer, Magnuson and Peterson. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph and table show the total stockholder return of an investment of $100 in cash on November 22, 1996 (the date of the Company's initial public offering) for the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and (iii) the Hambrecht & Quist Technology Index, an index based on companies in a group of public companies in the high technology industry. All values assume reinvestment of the full amount of all dividends and are calculated as of September 30, 1997:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             RWAV       NASDAQ     H&Q TECH
11/21/96         100         100          100
12/31/96      131.25    99.90911     97.31449
3/31/97     76.04167    94.50449     92.75756
6/30/97     104.1667    111.8271     111.6469
9/30/97     114.5833    130.7112     135.3074

------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

    Thomas Peterson, a director of the Company, is a general partner of El Dorado Venture Partners III, the general partner of El Dorado Ventures III, L.P. ("El Dorado III"), El Dorado Technology IV, L.P. and El Dorado C&L Fund, L.P. Richard Magnuson, a director of the Company, was a limited partner of MV Management VI, L.P., the general partner of Menlo Ventures VI.

    In December 1994, the Company issued an aggregate of 133,333 shares of Series A Preferred Stock for cash consideration of $200,000 to entities affiliated with El Dorado III upon the exercise of their option to purchase such shares. The entities affiliated with El Dorado III were the only purchasers of Series A Preferred Stock in the transaction.

    In November 1995, the Company issued an aggregate of 742,533 shares of Series B Preferred Stock for cash consideration of approximately $3.5 million. In connection with such financing, the Company issued (i) 247,225 shares of Series B Preferred Stock to entities affiliated with El Dorado III for cash in the amount of $1,175,563 and (ii) 453,248 shares of Series B Preferred Stock to entities affiliated with Menlo Ventures VI, L.P. ("Menlo Ventures VI") for cash in the amount of $2,155,197. The purchase price of the Series B Preferred Stock was determined through arms-length bargaining between the Company and Menlo Ventures VI. At the time of the negotiations, Mr. Magnuson was not a director of the Company. Some of the factors that the Company and Menlo Ventures VI used to determine the price for the Series B Preferred Stock were the Company's record of revenue growth, it's prospects for future revenue growth, the status of its product development efforts, Menlo Ventures VI's experience in valuing private companies and the market values of comparable companies, both public and private. The entities affiliated with El Dorado III and Menlo Ventures purchased 94.3% of the Series B Preferred Stock sold in the transaction.

    In June 1996, the Board of Directors amended the terms of the stock option held by Mr. Holburn, the Chief Financial Officer of the Company, to provide that, upon a change in control of the Company, 50% of the unvested options of Mr. Holburn would become immediately vested. The stock option was amended to make it consistent with the terms of stock options granted to Messrs. Scally, Foreman and Whitaker.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Robert M. Holburn, Jr.
                                          SECRETARY

December 11, 1997

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, ROGUE WAVE SOFTWARE, INC., 4900 PEARL EAST CIRCLE, SUITE 107, BOULDER, COLORADO 80301.

                         ROGUE WAVE SOFTWARE, INC.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON JANUARY 20, 1998

    The undersigned hereby appoints Thomas Keffer and Robert M. Holburn, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Rogue Wave Software, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Rogue Wave Software, Inc. to be held at 4900 Pearl East Circle, Suite 107, Boulder, Colorado 80301 on Tuesday, January 20, 1998 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:   To elect directors to hold office for the ensuing year
                   and until their successors are elected.

/ / FOR all nominees listed below          / /  WITHHOLD AUTHORITY to
      (except as marked to the contrary          vote for all nominees
        below).                                       listed below.

NOMINEES:     Thomas Keffer, Ph.D., Michael Scally, Thomas M. Atwood,
              Louis C. Cole, Richard P. Magnuson and Thomas H. Peterson

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------



MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:   To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending September
              30, 1998.

    / /  FOR            / /  AGAINST             / /  ABSTAIN

DATED
      ------------------------    -------------------------------------

                                  -------------------------------------
                                           SIGNATURE(S)


                                  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                  HEREON.  IF THE STOCK IS REGISTERED IN THE
                                  NAMES OF TWO OR MORE PERSONS, EACH SHOULD
                                  SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                  GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD
                                  THEIR TITLES.  IF SIGNER IS A CORPORATION,
                                  PLEASE GIVE FULL CORPORATE NAME AND HAVE A
                                  DULY AUTHORIZED OFFICER SIGN, STATING TITLE.
                                  IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN
                                  PARTNERSHIP NAME BY AUTHORIZED PERSON.


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.